RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

October 25, 2004

5:00 pm CT

Operator:	Ladies and gentlemen thank you for standing by. Welcome to the RAE Systems Incorporated Third Quarter 2004 Earnings Release conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone. I would now like to turn the conference over to Mr. Bob Durstenfeld, Director of Corporate Marketing.

Bob Durstenfeld:	Thank you very much. Good afternoon everyone, and thank you for joining us today. With me today is Bob Chen, our CEO; Joseph Ng, our CFO; and Rudy Mui, our VP of Marketing. If you’ve not seen the earnings release, it can be retrieved on our website at www.raesystems.com or on BusinessWire, Yahoo Finance or similar websites.

If you would like a replay of this conference call it can be retrieved immediately after the call on our website in the Investor Relations Section. Today, Bob Chen will discuss the third quarter highlights and our revenue

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

guidance for 2005, our product and market strategies and the state of our strategic acquisitions. Joseph will review, in detail, the financial results for the third quarter ended September 30, 2004. After the Q&A section, Bob will end the call with a summary recap.

Before I turn the call over to Bob, I’d like to remind you that matters that will be discussed today include forward-looking statements and as such are subject to risks and uncertainties. Any assumptions could prove inaccurate or incorrect and therefore can be of no assurance that the results contemplated in the forward-looking statements will be realized. Actual results may differ materially from those stated in the forward-looking statements based on a number of important factors and risks which are more specifically identified in our most recent Form 10-K and 10-Q filings with the SEC. Bob Chen, go ahead please.

Bob Chen:	Thank you, Bob. Good afternoon. We are pleased to announce another record-breaking quarter for RAE Systems. First, I will provide a brief summary of the financial highlights. My CFO, Joseph Ng, will elaborate further on the financial results. I will follow with an update of our KLH integration, which is our recent Beijing investment, as well as European channel extension. Finally, I will comment on RAEWatch, and the results from the first phase of our sea trial and how I see our business in 2005.

First, the financial highlights. For the third quarter of 2004, revenues were $12.3 million as compared to $8.0 million a year ago, an increase of 53.9%. Net profits were up 45% at $1.1 million or 2 cents diluted earnings per share for the quarter ended September 30, 2004 as compared to $725,000 or 1 cent diluted earnings per share a year ago.

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

Our base business grew 24% having brought in $9.9 million in revenue for the quarter. The sales of our wireless sensing solutions and radiation products contributed to the growth, collectively making up approximately 33% of our business. KLH added $2.4 million and contributed $148,000 to net income.

In China, we consolidated the RAE Systems and KLH sales teams. They are now under the leadership of KLH with account access to the increasingly prosperous state enterprises in the oil and gas, and the steel industries. With this cohesive and focused team, we are beginning to penetrate the large security and environmental markets in the major cities and industrial centers through increased channel access and complementary product offerings.

Sales from Asia represented approximately 26% of our total worldwide revenue last quarter. This percentage is expected to grow in 2005 to approximately one-third of RAE Systems’ worldwide business as our products are deployed for uses in security and environmental remediation applications.

Specifically, we are marketing our network solutions and portable products for use in infrastructure development and security as Beijing readies for the 2008 Olympics.

In Europe, we extended our channel reach by acquiring varying interests in distributors in the United Kingdom and France. On October 1, 2004, RAE Systems acquired a 100% interest in RAE-UK and a 49% interest in RAE- France. These distribution subsidiaries will enable us to provide local focus in two key European markets and broaden our customer base in those regions. Increasingly, homeland security issues are becoming political imperatives among European countries, especially in the UK. We will continue to expand our presence in this important market.

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

On the product front, we have focused much of our development efforts during the quarter to the development of RAEWatch, a robust wireless sensor network solution which can be used for cargo container security, indoor air security and securing the many governmental and financial buildings throughout the world.

The first phase of our sea trial is now complete. RAEWatch modules were deployed on a container en route from Oakland to Honolulu. This is the first of several test pilots for RAEWatch. Based on the review of initial results, our sensors registered simulated radiation events en route and withstood the rigors of the sea. Together with our partners, we now believe that we have the pieces necessary to deliver an end-to-end solution for cargo container security. We will be publishing a white paper on the events of the sea trial shortly.

Our momentum in our core business continues to grow. We started the quarter with a $5 million multiyear contract from the United States Environmental Protection Agency and made gains in the first responder market with adoptions coming from a wide range of state, county and municipal organizations across the United States. One of the largest insurance companies in the world deployed our solutions for continuous monitoring of indoor air security in its financial buildings in New York City.

International oil and gas companies continue to turn to RAE Systems’ solutions, including exploration and refining companies in Venezuela and the Netherlands.

We have strong market and product momentum going into 2005. We see continued national investment in homeland security and the concern is increasingly international in scope. We intend to capture market share from competition in radiation and chemical sensing. Additionally, with oil prices at

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

$54 per barrel, we see a broadening application for confined space entry products and our sensor network solutions in industrial applications such as oil and gas.

We see finishing 2004 at between $43 to $44 million, and we expect to achieve $55 to $60 million in 2005. Now, I’d like to turn the call over to Joseph who will discuss, in detail, our financial performance to date. Joseph.

Joseph Ng:	Thank you, Bob. For the quarter, our revenues were $12.3 million, an increase of 53.9% over the same period in 2003. Our base business increased by 24% over 2003 and contributed $9.9 million to this quarter’s revenue. The biggest growth drivers were in the sales of our wireless sensor network solutions, which accounted for 27% of our third quarter’s base business revenue, and radiation products, which accounted for 6%. The AreaRAE Gamma has increasingly become the solution of choice for first responders, and we see increasing adoption of the solution amongst National Guard units around the country. KLH contributed $2.4 million to our third quarter’s revenue. Our geographical distribution is now as follows: the Americas 65%, Asia 26%, Europe, 8% and the rest of the world 1%.

The gross margin was 61.4% as compared to 58.8% a year ago. The increase was due to increased sales of our higher margin sensor network products, partially offset by lower margins inherent in the KLH business model.

Sales and marketing expenses were $2.8 million for the quarter ended September 30, 2004 as compared to $1.7 million in 2003, an increase of 64.6%. This increase was due to the consolidation of KLH’s expenses, infrastructure costs in Europe to support our expected growth, costs in the United States to establish presence in the growing sensor network business and commissions to our manufacturers’ reps due to increased sales.

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

Research and development costs increased by 48.3% year over year. Our expenses for the quarter ended September 30, 2004 were $1.1 million compared to $717,000 for the same period in 2003. R&D expenses increased due to the development of RAEWatch and continued investment in next generation products.

General and administrative expenses were $2.1 million for the period ended September 30, 2004 as compared to $1.3 million for the same period in 2003, an increase of 55.4%. G&A expenses increased due to the amortization of intangibles associated with the KLH investment. We also accrued additional accounts receivable reserves for KLH and incurred expenses for Sarbanes-Oxley compliance.

Cash and investment remained strong at $36.9 million. For the quarter ended September 30, 2004, we invested $740,000 towards construction-in-progress in Beijing which has been underway since late 2003. Operations consumed approximately $1 million in cash, primarily due to accounts receivable and inventory. Days sales outstanding for the consolidated entity increased from 70 to 77 days. This was due to back-end loaded sales in September where 45% of the quarter’s revenue was realized. September is the US government’s fiscal year end.

Another factor for the accounts receivable increase was due to billing delays at KLH in August related to the change in status of KLH to a foreign owned corporation. The issue has since been resolved and customer billing resumed in September.

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

Inventory increased by $1.6 million as a result of delays in certain large orders expected for the third quarter. The order has since come in and we expect to complete the shipment shortly.

We also had certain material requirements planning issues that obscured the visibility of inventory in the supply chain. That resulted in procuring more inventory than needed. We have since worked with our vendors to return some of the components and to extend out purchase orders. We expect to see inventories returning to more optimal levels in the coming quarters as we embark on streamlining our procurement operations worldwide.

Operator, please open the call to questions at this time.

Bob Durstenfeld:	Operator, we’ll take our first question now.

Operator:	Thank you. Ladies and gentlemen, if you’d like to register for a question, please press the 1 followed by the 4 on your telephone. You will hear a three-toned prompt to acknowledge your request. If your question has been answered and you would like to withdraw your question, please press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before entering your request. One moment please for the first question.

Our first question comes from the line of Gary Liebowitz from Jefferies & Co.

Gary Liebowitz:	Thank you. Good afternoon. Nice quarter guys. Bob?

Bob Chen:	Yes.

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

Gary Liebowitz:	Can you comment on what your plans are to redeploy the balance sheet? You made the KLH acquisition. Are there any other acquisitions behind KLH or along those lines that we should be expecting shortly?

Bob Chen:	In our last earnings conference call, we announced that we made an investment in KLH and gained management control over the entity. The cash remained on RAE’s consolidated balance sheet. It’s our strategy to use the cash wisely to expand our business and to look for candidates that will expand our presence. At this time, I am not in a position to make any comment (on future acquisitions).

Gary Liebowitz:	Okay. As a follow-up, the 61.4% gross margin was somewhat better than I expected, especially with KLH included. Do you think that sort of rate is sustainable going into next year or do you think this was more a unique function of the sales mix in the third quarter?

Joseph Ng:	Gary, it’s Joseph. It’s a function of the sales mix in the third quarter. The AreaRAE Gamma and the AreaRAE in general became a very big part of the business and helped the margin as a result. We continue to give the guidelines of between 57% and 61% going forward.

Gary Liebowitz:	Okay, thank you.

Operator:	Our next question comes from Scott Grieper of Unterberg.

Scott Grieper:	Yes, good afternoon guys. Congratulations on another good quarter. My question was also on the margins. Should we assume going forward, as KLH becomes fully integrated into the business in Q4, that we will see some slight decline in the margins in Q4?

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

And the second question to that is just to give us some insight as to how near term KLH could break you into the Chinese market in both the security and industrial applications, not talking about the ‘08 Olympics, but just what might happen in ‘05? Thanks.

Joseph Ng:	I will take the first half of your question regarding Q4 and Bob will talk about the KLH situation in 2005.

KLH will represent about 33% of our business in 2005. In 2004, sales from KLH will approach 30% or so. As such, I see the margins declining. I would continue to maintain the guidance of between 57% to 61%, depending on the mix for the quarter.

Bob Chen:	I’d like to comment that KLH has turned out to be a very good acquisition for us and there are a lot of synergies between the companies. We have RAE’s sales force now under KLH’s sales management. KLH is helping leverage the combined product portfolio by selling through a lot of increasingly profitable state enterprises. In addition, China continues to invest in its infrastructure build and in the energy sector.

We are reasonably confident that moving forward, the synergies will continue and we will be able to leverage RAE’s products and KLH’s strong channel. KLH’s fixed system product will be able to help RAE to expand outside of China.

Scott Grieper:	So, just to make sure that I have the numbers straight, you’re estimating that KLH will be about 30% of sales in 2004? Did I get that right?

Joseph Ng:	24.

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

Scott Grieper:	24?

Joseph Ng:	Right.

Scott Grieper:	And for next year?

Joseph Ng:	Should be about 1/3.

Scott Grieper:	All right, thank you guys.

Joseph Ng:	Thank you.

Operator:	Our next question comes from the line of Kevin Dede from Merriman.

Kevin Dede:	Good afternoon gents. Great quarter. Thanks for taking my questions too. Joseph, could you give us a rundown on the business mix by product line?

Joseph Ng:	Okay, I’m going to give you a set of numbers that includes KLH. KLH was 19%, portables were 43%, IS (Integrated Systems) was 22%, service was 4% and other, meaning consumables, was 12%.

Kevin Dede:	Okay. And could somebody fill me in on the obviously great progress on the first phase of the testing of RAEWatch. What are the subsequent phases and what should we expect it to be in terms of the timeline of those?

Rudy Mui:	I’m sorry Kevin, you faded. Could you repeat your question?

Kevin Dede:	Sure. Just curious on what the next phases are on the testing for RAEWatch and what the timing of those phases might be?

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

Rudy Mui:	This is Rudy Mui and I’m the Vice President of Marketing. Our plans for RAEWatch are essentially to expand the scope of the project. Thus far, we completed a domestic trial from the port of Oakland to Hawaii. As we deploy further, we will add additional capability to provide real-time monitoring. Additionally, we’re also be conducting cross-continental trials, including shipments from the Pacific back to the United States as well as covering Europe as well.

Our expectation is that over the next six months, we’ll be developing other trials and increasing our capabilities and working with our partners to provide these solutions.

Kevin Dede:	Rudy, do you have a set number of trials set at this point or are you still working through setting them up?

Rudy Mui:	We have the next three set.

Kevin Dede:	And when do you suppose that you’ll finish the last of those?

Rudy Mui:	The three that I’ve described will be completed before the end of the year.

Kevin Dede:	Before the end of the current year?

Rudy Mui:	Yes.

Kevin Dede:	Great. Okay. And could you give us a little more information on how RAEWatch is going to be adapted to the indoor air-quality solution?

Rudy Mui:	The RAEWatch is essentially a platform that includes a wireless mesh radio technology. That gives us the ability to provide high-density sensor

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

monitoring and connectivity back to a central database. So with respect to indoor air-quality, we’re going to apply the same platform that we’re using for cargo container security and deploy and use other sensors (e.g., carbon monoxide, oxygen, and so forth) that we have in our portfolio to integrate with that as part of the platform to address that marketplace.

Kevin Dede:	So does that still build on the Zigbee radio backbone?

Rudy Mui:	Yes, that’s correct.

Kevin Dede:	And Joseph, would you mind helping me understand several expense items. What were the total compensation charges related to options and the charge for Sarbanes-Oxley in the third quarter? And what are your expectations in the fourth quarter?

Joseph Ng:	Right. The cost of Sarbanes-Oxley was about $265,000 for Q3 and $335,000 estimated for Q4. The options charge for the quarter was less than expected due to a special rollback credit of certain options caused by employee turnover. We took a charge of about $225,000 for Q3. Going forward, we should approach $400,000 a quarter. Also included in this quarter was the amortization of intangibles. That amounted to $144,000.

Kevin Dede:	Okay, is that amortization consistent going forward?

Joseph Ng:	Yes. It will be consistent going forward for the next five years.

Kevin Dede:	And last question for me, could you give us an update on your progress with Vastera. Do they have any customers up or where are we on the integration process?

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

Rudy Mui:	Yes, they are one of the partners that we’re working with. We’re continuing to work with them to refine a solution that we demonstrated at the Maritime Security Show.

Kevin Dede:	Okay, thanks gentlemen and congrats again on a great quarter.

Rudy Mui:	Thanks. Next question.

Joseph Ng:	Operator, we are ready for the next question.

Operator:	Sorry. My line disconnected. Sorry. Our next question…

Unidentified:	Progress you guys have made with the clips.

Bob Durstenfeld:	Can you introduce yourself please?

Unidentified:	Can you give me just a rundown on what your share count would be in the December quarter?

Joseph Ng:	Right now we have over 56 million shares outstanding.

Unidentified:	Okay. Thanks. Keep up the hard work guys.

Joseph Ng:	Thank you.

Operator:	Our next question comes from the line of Jeff Osher, JMP Asset Management.

Jeff Osher:	Yes, hey guys, can you help me reconcile the guidance? I think I may be a little confused, especially if next year, 1/3 of revenues had come from KLH?

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

Joseph Ng:	It’s from Asia.

Jeff Osher:	From Asia. Got you. That helps. So again, just with the guidance, if I assume a run rate of 40 million for legacy RAE and 10 million for KLH, what am I missing because your guidance I guess would imply 10% annual growth? I think I’m missing something. Can you help me reconcile those numbers Joseph?

Joseph Ng:	The guidance is 55 to 60 million for 2005.

Jeff Osher:	Right, so that would be a 40 million run rate for RAE exiting the quarter and 10 million for KLH. In total, that would be a 50 million annual run rate with what you’re exiting the quarter with?

Joseph Ng:	Correct.

Jeff Osher:	Okay, help me just understand what your organic growth is. If I net out KLH which was 2.4 million for the quarter, that would be a 3% sequential growth for legacy RAE from Q2 to Q3. Is that correct or am I making a mistake there?

Joseph Ng:	The organic growth is 24% year over year. It’s 8 million in Q3 2003 to 9.9 in Q3 2004.

Jeff Osher:	I’m talking about sequentially.

Joseph Ng:	In Q2, there was about $930,000 worth of KLH in the numbers.

Jeff Osher:	Okay, so if I net that out, it looks like the base business grew from 9.53 to 9.9 organically. That’s about 3% sequential growth?

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

Joseph Ng:	That’s correct.

Jeff Osher:	Okay, again, I’m having a difficult time trying to reconcile some of the guidance numbers. You guys initially said 41 to 45 at the end of Q2.

Joseph Ng:	Correct.

Jeff Osher:	And you said KLH would contribute 3 to 4 for the full year?

Joseph Ng:	Correct, at that time.

Jeff Osher:	Okay, and now KLH is on a run rate if you were to just annualize what they did this quarter and add back the $869,000 from Q2, of almost $6 million. So, it’s well above what you expected when you completed the acquisition. Yet the top of your range has come down.

Joseph Ng:	We have decided to stay conservative, at $43 to $44 million for the full year.

Jeff Osher:	Okay, but we shouldn’t take that as an indication that the organic RAE business is deteriorating or not meeting the expectations?

Joseph Ng:	No, the growth has been over 20% year over year.

Bob Chen:	Absolutely not. RAE has historically grown about 25% to 30% year over year.

Jeff Osher:	Got you. Thanks guys. And then I guess the last question, should we see - and I guess, this follows up on Kevin’s question. I guess we’ll see some operating leverage in Q4 with some of these onetime KLH charges being taken in Q3 and not necessarily being recurring in Q4?

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

Joseph Ng:	That’s correct, but it will be offset to a certain extent by Sarbanes-Oxley.

Jeff Osher:	Okay, so that’s going to accelerate, meaning the Sarb-Ox 404 spending is going to accelerate in Q4 relative to Q3?

Joseph Ng:	Yes. It’s going up to about $335,000 in Q4 from $265,000 in Q3.

Jeff Osher:	Okay, but just looking at the KLH charges, most of those won’t be recurring in Q4. It looks like we’ll see good operating leverage in Q4?

Joseph Ng:	That’s correct.

Jeff Osher:	Okay, thanks a lot guys, appreciate the time.

Joseph Ng:	Right.

Operator:	Our next question comes from Scott Sullivan from Smith Barney.

Scott Sullivan:	Great job. Great quarter. Thanks for taking my call. I have just a couple of quick questions if I might. The first one is on the wireless mesh network. How are these networks monitored? Are they monitored by the actual chemical plants or a building that buys this particular network?

Rudy Mui:	Yes, that’s correct. The mesh network provides the local communications network that goes to a reader. The reader is then connected through our AreaConnect server product which then goes to the client’s database or security office or however they want to deploy that.

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

Scott Sullivan:	So they may physically have to have an employee actually monitoring this particular situation.

Rudy Mui:	One of the things that is unique about our AreaConnect product is that it provides good alert and alarming functionality. So when a particular threshold is crossed, the security office, however they want to do their prioritization, can get automatic notification in the form of email messages or pages.

Scott Sullivan:	I see. I was just wondering if that might potentially be another business line for you in terms of an opportunity where you might outsource that or those companies might outsource that to you.

Rudy Mui:	Yes. We’re exploring in our business development, many different options for the suites of products that would fit together.

Scott Sullivan:	I see. And another question is on container issues. I’m wondering if you had any color from the DHS in terms of the design awards timeline?

Rudy Mui:	No, they’re still continuing with various evaluations that they started a couple of years ago. And we believe that we are at least on track with their schedule for deployment of this technology.

Scott Sullivan:	Okay, I’m assuming that when orders come in, they would be rather large. I was wondering if you have plans or current abilities to meet that kind of large capacity?

Rudy Mui:	How we would expect this to rollout is that there would be an increasingly wider deployment of the technology across different regions and different ports and so forth. Our factory in Shanghai is more than capable of producing the types of volumes that we may need to support the growth in this business.

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

Scott Sullivan:	And would these systems be under the RAE banner or might they be licensed to other names, larger names, defense suppliers, whatever?

Rudy Mui:	The latter is the more likely scenario.

Scott Sullivan:	And if that was the path that was taken, would we hear about those contracts or might they not necessarily be released publicly?

Rudy Mui:	They may not necessarily be released publicly. We would, however, try the to ingredient brand as much as possible.

Scott Sullivan:	Is your ‘05 guidance 55 to 60 or 60 to 65?

Joseph Ng:	55 to 60 million.

Scott Sullivan:	And in those numbers, do you currently have any cargo container sales in there?

Joseph Ng:	Limited amount.

Scott Sullivan:	Fascinating. Thank you very much and great job.

Rudy Mui:	Thank you.

Operator:	Our next question comes from the line of Steve Gish from Roth Capital.

Steve Gish:	Hi. Good afternoon. Just a couple quick questions. You mentioned that there was a one-time expense for the quarter for the consolidation of KLH. What approximately was that expense? And then, do you have an update on the solicitation for the radiation detectors (pagers)?

RAE SYSTEMS INCORPORATED

Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

Joseph Ng:	Okay. Let me take the first half of the question (Steve). The one-time charge relates to a GAAP adjustment of KLH’s accounts receivables, which amounted to about $200,000. It’s a one-time charge in addition to the ones that we took at the inception of the merger.

I’ll turn the call over to Rudy.

Rudy Mui:	Okay Steve, with respect to the second part of the question, the final award has not been issued. However, all of the pagers that have been submitted are now with the NIST (National Institute of Standards and Technology) for evaluation.

Bob Chen:	I just want to add a comment. This is Bob Chen. All radiation pager products must be tested by the NIST for product performance.

Steve Gish:	Okay, any sense of when their work should be completed and we could see some orders?

Rudy Mui:	Not at this time. They have a very large backlog of various products that they’re evaluating.

Steve Gish:	Okay, thank you.

Operator:	Our next question comes from the line of Gary Liebowitz from Jefferies & Co.

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Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

Gary Liebowitz:	Thanks. Bob, can you just comment on the order flow you’ve seen so far in October?

Bob Chen:	We continue to see major homeland security orders. I think that we may also see some larger orders that we can announce. We are reasonably confident; this quarter continues to look reasonably strong.

Gary Liebowitz:	Okay, and Joseph in the 55 to 60 million revenue next year, how much of an assumption is there for RAEWatch? You said before you expect revenues to start ramping up in 2005 and that there’s a limited amount of cargo container revenue. Would the majority of the revenue be for buildings and indoor air-quality?

Rudy Mui:	Gary, as mentioned before, there are a number of applications for this platform. We’ve got some things that are near term and some things that are longer term. Some of the applications include indoor air quality, perimeter security and cargo container security monitoring. We’re essentially driving that platform against varying types of applications. We expect that one of those will come into fruition and provide revenue in the first quarter.

Gary Liebowitz:	Thank you.

Operator:	There are no further questions at this time. I would now like to turn the call back over to Mr. Bob Chen. Please continue with your presentation and your closing remarks.

Bob Chen:	As we close this call, we are very excited that our products continue to gain traction throughout the world. Our units were deployed at a number of high-profile events, including the Athens Olympics, the Democratic National Convention in Boston and the Republican National Convention in New York

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Moderator: Bob Durstenfeld

10-25-04/5:00 pm CT

Confirmation #21211223

City. We are often not able to comment on these deployments due to operational safety issues, but our solutions continue to be the de facto standard for monitoring and security at these high-profile events.

Once again, we achieved record revenues of $12.3 million as compared to $8.0 million a year ago, an increase of 53.9%.

We would like to reaffirm our revenue guidance of $43 to $44 million for 2004 and provide revenue guidance for 2005 of between $55 million and $60 million.

I would like to personally thank you for your continued support of RAE Systems and look forward to speaking with you at our year end conference call in 2005.

Operator, this formally ends our third quarter earnings call. Thank you.

Operator:	Ladies and gentlemen, thank you. This does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

END